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                                                                    EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus of Time Warner Inc. and Turner Broadcasting System, Inc. that is made a part of the Registration Statement on Form S-4 of Time Warner Inc. of our report dated February 5, 1996, which appears on page 53 of Turner Broadcasting System, Inc.'s 1995 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 43 of such Annual Report in Form 10-K. We also consent to the reference to us under the heading Experts in such Joint Proxy Statement/Prospectus.




Price Waterhouse LLP
Atlanta, Georgia
September 3, 1996